Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2019 FIRST QUARTER RESULTS

First Quarter and Recent Highlights:

- Record quarterly net revenues and Adjusted EBITDA

- Completed Blvd Main, View Lounge, and Sportsbook at The Strat

- Launched TrueRewards one card loyalty program

- Opened three new taverns in Q1, three more expected to open in Q2

- Refinanced 2nd lien debt and repaid outstanding revolver with unsecured notes offering in April

LAS VEGAS – May 9, 2019 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2019.

Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “During the first quarter, we continued our progress on a number of significant initiatives for the Company. In March, we opened our new sportsbook, View Lounge and Blvd & Main Taphouse in The Strat, which all have been very well received by our guests. We are starting renovations of The Strat casino floor in May to conform the casino environment to these exciting new venues, and anticipate completing these renovations by the end of the year. We are also well on our way with the integration of our two new casino resorts in Laughlin and expect to see improved contribution from our Laughlin assets as we begin to realize synergies in future quarters. During the first quarter we saw improvement in our distributed gaming business, which is expected to accelerate as we continue to open new taverns and improve chain store performance in Nevada. Importantly, we started the rollout of our new TrueRewards players club which will allow us to incentivize our players to earn and redeem points at all our wholly-owned casino resorts and distributed gaming locations. As we look at the healthy economic environment in Nevada and the potential opportunities that this provides our business, we believe Golden Entertainment is positioned to benefit from our strategic efforts and create long-term value for our shareholders.”

Consolidated Results

The Company reported first quarter revenues of $239.9 million, up 11.7% from $214.8 million in the first quarter of 2018. Net loss for the first quarter of 2019 was ($8.0) million or a loss of ($0.29) per share, compared to net income of $3.9 million or $0.13 per diluted share in the first quarter of 2018. Adjusted EBITDA increased 5.5% to $48.4 million for the first quarter of 2019 compared to $45.9 million for the first quarter of 2018. Results for the first quarter include the operations of the Edgewater and Colorado Belle Casino Resorts acquired by the Company on January 14, 2019.

Casinos

Casino segment revenues grew 16% to $151.4 million in the first quarter of 2019 compared to $130.5 million in the first quarter of 2018. Casino segment Adjusted EBITDA grew 6.8% to $46.6 million compared to $43.7 million in the same quarter of 2018.

In the first quarter, growth in our casino segment was primarily driven by our acquisition of two casinos in Laughlin, Nevada, offset by the anticipated construction disruption at The Strat as well as the installation of our new casino management system and rewards program at The Strat, Arizona Charlie’s Decatur, Arizona Charlie’s Boulder, and the Aquarius Casino Resort.

Distributed Gaming

Distributed Gaming segment revenues increased to $88.4 million, up 5.0% from $84.2 million in the first quarter of 2018. Adjusted EBITDA for the segment grew 4.1% to $13.5 million from $13.0 million in the same period of 2018.

The Company experienced growth in revenue and Adjusted EBITDA in both its Nevada and Montana distributed gaming businesses. In Nevada, continued growth from the Company’s wholly-owned tavern portfolio as well as stabilization of the Company’s chain store locations contributed to improved results. In Montana, the Company continues to add new locations and benefit from our investment in new game technology.

The STRAT Renovations Update

The Strat renovations for 2019 remain on schedule and the budget remains unchanged. In March of 2019, the Company opened its unique new tap room concept, Blvd & Main, connected to a newly renovated sports book and lounge. The major remaining renovations for 2019 include remodeling the casino floor and renovating approximately 150 rooms and suites. These upgrades are expected to be completed by the end of the year.

As of March 31, 2019, the Company spent approximately $38 million on The Strat renovations, including capital spent in 2018. The Company has budgeted an additional $39 million of renovation costs for 2019 which will be funded with cash flow from operations. Golden Entertainment’s total budget for The Strat renovations remains approximately $140 million, with the project expected to be completed in 2021.

Balance Sheet Highlights

As of March 31, 2019, the Company had cash and cash equivalents of approximately $108 million and total outstanding debt of $1.14 billion, of which $145 million was borrowings outstanding under the Company’s $200 million revolving credit facility.

In April, the Company closed on its $375 million, 7-year senior unsecured notes offering which priced at 7.625%. Proceeds from the notes offering were used to repay $145 million outstanding borrowings under the Company’s revolving credit facility, repay the Company’s $200 million 2nd lien term loan facility, repay $18 million of outstanding borrowings under the Company’s existing 1st lien term loan facility and pay offering fees and expenses. Currently, there are no outstanding borrowings under the Company’s $200 million revolving credit facility and the Company has $772 million outstanding under its first lien term loan facility.

Share Repurchase Authorization

In March, the Board of Directors approved a new $25 million share repurchase program which replaced the share repurchase program previously authorized in November 2018. The Company did not repurchase any shares in the first quarter of 2019.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, May 9, 2019 at 5:00 p.m. Eastern Time, to discuss the first quarter 2019 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 3874849. A replay will be available beginning at 8:00 p.m. ET on May 9, 2019 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 3874849. The replay will be available until May 12, 2019. The call will also be webcast live through the

“Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the integration and benefits of, and realization of cost synergies from, the Laughlin acquisition; future financial and operating results; proposed future capital expenditures, investments and property improvements, including The Strat renovations and anticipated opening of new tavern and distributed gaming locations, and their associated timing, source of funding and cost; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects and growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening expenses, class action litigation expenses, executive severance, gain on change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden operates approximately 17,400 slots, 162 table games, and 7,318 hotel rooms, and provides jobs for approximately 8,200 team members.  Golden owns ten casino resorts – nine in Southern Nevada and one in Maryland.  Through its distributed gaming business in Nevada and Montana, Golden operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues
Gaming	$143,792	$133,863
Food and beverage	49,758	42,603
Rooms	31,287	26,127
Other	15,055	12,196
Total revenues	239,892	214,789
Expenses
Gaming	82,348	77,688
Food and beverage	38,214	33,592
Rooms	14,401	11,565
Other operating	6,434	3,996
Selling, general and administrative	56,947	44,206
Depreciation and amortization	27,265	25,237
Acquisition and severance expenses	1,544	1,299
Preopening expenses	778	448
Loss on disposal of assets	247	77
Total expenses	228,178	198,108
Operating income	11,714	16,681
Non-operating income (expense)
Interest expense, net	(18,135)	(14,743)
Change in fair value of derivative	(2,248)	3,211
Total non-operating expense, net	(20,383)	(11,532)
Income (loss) before income tax benefit	(8,669)	5,149
Income tax benefit (provision)	651	(1,219)
Net income (loss)	$(8,018)	$3,930

Weighted-average common shares outstanding
Basic	27,570	27,149
Dilutive impact of stock options and restricted stock units	—	2,379
Diluted	27,570	29,528
Net income (loss) per share
Basic	$(0.29)	$0.14
Diluted	$(0.29)	$0.13

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31, 2019
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$135,629	$15,745	$71,405	$16,952	$161	$239,892

Net income (loss)	$19,862	$2,827	$7,032	$574	$(38,313)	$(8,018)
Depreciation and amortization	20,689	954	3,723	1,606	293	27,265
Preopening and related expenses(1)	1,654	-	566	-	12	2,232
Acquisition and severance expenses	286	-	13	13	1,232	1,544
Asset disposal and other writedowns	256	-	-	(9)	390	637
Share-based compensation	11	-	5	-	4,168	4,184
Other, net	11	-	-	-	853	864
Interest expense, net	50	2	15	1	18,067	18,135
Change in fair value of derivative	-	-	-	-	2,248	2,248
Income tax benefit	-	-	-	-	(651)	(651)
Adjusted EBITDA	$42,819	$3,783	$11,354	$2,185	$(11,701)	$48,440

	Three Months Ended March 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Total Revenues	$115,667	$14,820	$68,734	$15,427	$141	$214,789

Net income (loss)	$21,140	$2,701	$6,823	$625	$(27,359)	$3,930
Depreciation and amortization	18,609	1,026	3,780	1,368	454	25,237
Preopening expenses(1)	-	-	148	-	300	448
Acquisition and severance expenses	51	-	35	-	1,213	1,299
Asset disposal and other writedowns	62	-	5	10	-	77
Share-based compensation	-	-	-	-	1,844	1,844
Other, net	37	-	167	-	104	308
Interest expense, net	22	2	44	2	14,673	14,743
Change in fair value of derivative	-	-	-	-	(3,211)	(3,211)
Income tax provision	-	-	-	-	1,219	1,219
Adjusted EBITDA	$39,921	$3,729	$11,002	$2,005	$(10,763)	$45,894

(1)

Preopening expenses include rent, organizational costs, non-capital costs associated with the opening of tavern and casino locations, and expenses related to The Strat rebranding and the launch of the TrueRewards players club.